EXHIBIT 23(c)

May 1, 1996


Board of Directors
HUBCO, Inc.
1000 MacArthur Blvd.
Mahwah, NJ 07430

                  Re: Registration Statement of HUBCO, Inc. relating to HUBCO, Inc. common stock being registered in connection with the merger with
                       Lafayette American Bank and Trust Company
                       -----------------------------------------

Gentlemen and Mesdames:

                  Attached is our opinion letter dated February 5, 1996 with respect to the fairness to HUBCO, Inc. (the "Company") of the exchange ratio of
0.588 shares (the "Exchange Ratio") of common stock, no par value, of the Company (the "Shares") to be paid by the Company for each share of common stock, no par value, of Lafayette American Bank and Trust Company ("Lafayette") pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated February 5, 1996 between Lafayette and the Company (the "Agreement").

                  The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

                  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions, "SUMMARY OF JOINT PROXY STATEMENT PROSPECTUS -- The Merger - Fairness Opinions" and "THE PROPOSED MERGER - Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,



                                            GOLDMAN, SACHS & CO.